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                                                                    EXHIBIT 3.43


                            Articles of Incorporation

                                       of

                    Resource Development International, Inc.

                                    ARTICLE I

                                NAME AND DURATION

                  The name of the Corporation is Resource Development International, Inc. The duration of the Corporation is perpetual. The effective date upon which this Corporation shall come into existence shall be the date these Articles are filed by the Secretary of State.

                                   ARTICLE II

                                PRINCIPAL OFFICE

                  The address of the principal office of the Corporation in the State of Florida is 252 Rippling Lane, in the City of Winter Park.

                                   ARTICLE III

                           REGISTERED OFFICE AND AGENT

                  The address of the registered office in the State of Florida is 2300 Sun Bank Center, in the City of Orlando, County of Orange. The name of the registered agent at such address is A.G.C. Co.

                                   ARTICLE IV

                      CORPORATE PURPOSES, POWERS AND RIGHTS

                  1. The nature of the business to be conducted or promoted and the purposes of the Corporation are to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Act of Florida.




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                  2. In furtherance of its corporate purposes, the Corporation shall have all of the general and specific powers and rights granted to and conferred on a corporation by the Business Corporation Act of Florida.

                                    ARTICLE V

                                  CAPITAL STOCK

                  The total number of share of capital stock which the Corporation has the authority to issue is 10,000 shares of Common Stock ("Common Stock") at $.10 per share.

                                   ARTICLE VI

                                  INCORPORATOR

                  The name and mailing address of the incorporator of this Corporation is as follows:

         Name                                        Address
         ----                                        -------

      A.G.C. Co.                                  200 S. Orange Avenue
                                                  Suite 2300
                                                  Orlando, Florida  32801

                                   ARTICLE VII

                               BOARD OF DIRECTORS

                  1. The number of members of the Board of Directors may be increased or diminished from time to time by the Bylaws; provided, however, there shall never be less than one. Each director shall serve until the next annual meeting of shareholders.

                  2. If any vacancy occurs in the Board of Directors during a term, the remaining directors, by affirmative vote of a majority thereof, may elect a director to fill the vacancy until the next annual meeting of shareholders.

                  3. The names and mailing addresses of the persons who shall serve as directors of the Corporation until the first annual meeting of the shareholders are as follows:


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                       Name                                 Address
                       ----                                 -------

                  Joseph A. Sasek                    252 Rippling Lane
                                                     Winter Park, FL  32789

                  Carol K. Sasek                     252 Rippling Lane
                                                     Winter Park, FL  32789

                  Louis T. Hughes                    1461 Via Tuscany
                                                     Winter Park, FL  32789


                                  ARTICLE VIII

                                    AMENDMENT

                  The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

                                   ARTICLE IX

                                 INDEMNIFICATION

                  The Corporation shall indemnify any incorporator, officer or director, or any former incorporator, officer or director, to the full extent permitted by law.

                                    ARTICLE X

                               TRANSFER OF SHARES

                  If, from time to time, a shareholders' agreement among all of the shareholders of the Corporation is in effect regarding the Subchapter S status of the Corporation pursuant to the Internal Revenue Code of the United States in effect from time to time, then transfers of the Corporation's Common Stock made not in accordance with such agreement, whether by operation of law or otherwise, are null and void AB INITIO.

                  The undersigned, for the purpose of forming a corporation under the laws of the State of Florida, does make, file and record these Articles of Incorporation, and does certify that the facts herein stated are true; and I have accordingly hereunto set my hand and seal.


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         DATED at Orlando, Florida, this 6th day of August, 1990.

                                   A.G.C. Co.



                                   By:   /s/ David A. Webster
                                         --------------------------------------
                                         Vice President

STATE OF FLORIDA           )
                           )  SS.
COUNTY OF ORANGE           )

                  Be it remembered, that on this 6th day of August, 1990, personally appeared before me, the undersigned officer duly authorized to administer oaths and take acknowledgments, David A. Webster on behalf of A.G.C. Co. as its Vice President, party to the foregoing Articles of Incorporation, known to me personally to be such, and I having first made known to him the contents of said Articles, he did acknowledge that he signed, sealed and delivered the same as his voluntary act and deed.

                  Given under hand and seal of office the day and year aforesaid.

                                                  /s/ Barbara A. Egolf
                                                  ------------------------------
                                                  Notary Public
                                                  My Commission Expires:











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                          REGISTERED AGENT CERTIFICATE
                          ----------------------------

                  In pursuance of the Florida Business Corporation Act, the following is submitted, in compliance with said statute:

                  That Resource Development International, Inc. desiring to organize under the laws of the State of Florida, with its registered office, as indicated in the Articles of Incorporation at the City of Orlando, County of Orange, State of Florida, has named A.G.C. Co., located at said registered office, as its registered agent to accept service of process and perform such other duties as are required in the State.

ACKNOWLEDGMENT:

                  Having been named to accept service of process and serve as registered agent for the above-stated Corporation, at the place designated in this Certificate, the undersigned, by and through its duly elected officer, hereby accepts to act in this capacity, and agrees to comply with the provision of said statute relative in keeping open said office, and further states it is familiar with ss. 607.0501, FLORIDA STATUTES.

                                   A.G.C. Co.

                                   By:   /s/ D. A. Webster
                                         ---------------------------------
                                         Vice President





DATED:  August 6, 1990








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